Exhibit 99.1

Local Bounti, Disruptive AgTech Company, Closes Business Combination with Leo Holdings III Corp to

List on NYSE Under the Ticker “LOCL”

- Creates a Leading Publicly Traded Sustainable AgTech Company Delivering Fresher and Better Tasting

Nutritious Produce

-     Local Bounti’s Common Stock to Begin Trading on the NYSE under the Ticker Symbol “LOCL”

Today

HAMILTON, Mont., November 22, 2021 — Breakthrough U.S. indoor agriculture company Local Bounti Corporation (“Local Bounti”), today announced the successful closing of its approximately $1.1 billion business combination with Leo Holdings III Corp (NYSE:LIII) (“Leo”), a publicly traded special purpose acquisition company, on November 19, 2021. As a result of the closing of the business combination, Leo was renamed Local Bounti Corporation. The common stock and public warrants of Local Bounti will begin trading on the New York Stock Exchange today, November 22, 2021, under the ticker symbols “LOCL” and “LOCL WS,” respectively.

“We are incredibly fortunate to have found and to partner with a leading AgTech business like Local Bounti, which is pioneering the field of sustainably grown produce,” said Edward C. Forst, Chairman of Leo. “Local Bounti’s top tier management team and differentiated business model make it well-positioned to enter the public market and launch into this next chapter. We are truly excited to support the company’s future growth as it continues to disrupt the agriculture industry and drives to maximize shareholder returns.”

“This is a truly exciting moment in Local Bounti’s history and a testament to the support of our employees, our customers, Leo, and our shareholders,” said Craig Hurlbert, Co-CEO of Local Bounti. “We are thankful for all of their support and look forward to ramping our growth with the right people and capital structure in place as a public company to make our name known as a leading provider of sustainable produce to retail customers and consumers who seek a better, fresher product from a company doing right by them and our planet’s resources.”

About Local Bounti

Local Bounti is a premier controlled environment agriculture (CEA) company redefining conversion efficiency and environmental, social and governance (ESG) standards for indoor agriculture. Local Bounti operates an advanced indoor growing facility in Hamilton, Montana, within a few hours’ drive of its retail and food service partners. Reaching retail shelves in record time post-harvest, Local Bounti produce is superior in taste and quality compared to traditional field-grown greens. Local Bounti’s USDA Harmonized Good Agricultural Practices (GAP Plus+) and non-genetically modified organisms (GMO) produce is sustainably grown using proprietary technology 365 days a year, free of pesticides and herbicides, and using 90% less land and 90% less water than conventional outdoor farming methods. With a mission to ‘bring our farm to your kitchen in the fewest food miles possible,’ Local Bounti is disrupting the cultivation and delivery of produce. Local Bounti is also committed to making meaningful connections and giving back to each of the communities it serves. To find out more, visit localbounti.com or follow the company on LinkedIn for the latest news and developments.

Advisors

Morgan Stanley & Co. LLC, Deutsche Bank Securities Inc. and Nomura Securities International, Inc. served as placement agents on the PIPE and Debevoise & Plimpton LLP served as legal advisor to the placement agents. Kirkland & Ellis LLP served as legal advisor to Leo. Deutsche Bank Securities Inc. served as sole underwriter for Leo’s initial public offering. Morgan Stanley & Co. LLC and Nomura Greentech served as financial advisors to Local Bounti and Orrick Herrington & Sutcliffe LLP served as legal advisor to Local Bounti.

Forward Looking Statements

This press release includes forward-looking statements. These statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as “feel,” “believes,” expects,” “estimates,” “projects,” “intends,” “should,” “is to be,” or the negative of such terms, or other comparable terminology. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, which could cause actual results to differ materially from the forward-looking statements contained herein due to many factors, including, but not limited to: Local Bounti’s ability to generate revenue; the risk that Local Bounti may never achieve or sustain profitability; the risk that Local Bounti could fail to effectively manage its future growth; the risk that Local Bounti will fail to obtain additional necessary capital when needed on acceptable terms, or at all, which may force Local Bounti to delay, limit, reduce or terminate its operations and future growth; Local Bounti’s ability to build out additional facilities, which will require significant expenditures for capital improvements and operating expenses and may be subject to delays in construction and unexpected costs due to governmental approvals and permitting requirements, reliance on third parties for construction, delays relating to material delivery and supply chains, and fluctuating material prices; Local Bounti’s ability to decrease its cost of goods sold over time, which is dependent on its ability to scale its operations and Local Bounti may not be able to achieve such decreases due to factors outside of its control such as inflation or global supply chain interruptions; potential for damage to or problems with Local Bounti’s CEA facilities; Local Bounti’s ability to attract and retain qualified employees; Local Bounti ability to develop and maintain its brand; Local Bounti’s ability to maintain its company culture or focus on its vision as it grows; Local Bounti’s ability to execute on its growth strategy; the risks of diseases and pests destroying crops; Local Bounti’s ability to compete successfully in the highly competitive natural food market; Local Bounti’s ability to defend itself against intellectual property infringement claims; changes in consumer preferences, perception and spending habits in the food industry; demand for lettuce, cilantro, basil and other greens and herbs is subject to seasonal fluctuations; and other risks and uncertainties indicated from time to time, including those under “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in Leo’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2021, and which are set forth in the Registration Statement on Form S-4 (as amended or supplemented through the date hereof, the “Registration Statement”), which includes a joint proxy statement/prospectus filed by Leo on July 19, 2021 and in Leo’s historical filings with the SEC and Local Bounti’s other filings with the SEC. Some of these risks and uncertainties may in the future be amplified by the COVID-19 outbreak and there may be additional risks that we consider immaterial or which are unknown. It is not possible to predict or identify all such risks. Local Bounti cautions that the foregoing list of factors is not exclusive. Local Bounti cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date they are made. Local Bounti does not undertake or accept any obligation or undertaking to update or revise any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.

Contact:

Kathleen Valiasek, Chief Financial Officer

Local Bounti

investors@localbounti.com